GHS INVESTMENTS, LLC

November 7, 2025

Powerdyne International, Inc.
45 Main Street
North Reading, MA 01864
Attn: Eric Foster

RE: Registration Statement Filing

We are in agreement to extend the filing requirement date of the registration statement to November 30, 2025 in lieu of the delay in preparation and review of the registration statement as well as the current government shutdown.

GHS Investments LLC

By: ______________________________
Name: Mark Grober
Title: Member